                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


            AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 1, 2000, by and between Victory Entertainment Corp., a Florida corporation (the "Company"), and Michael Gerber ("Executive").

                              W I T N E S S E T H:


            WHEREAS, the Company and Executive and parties to an employment agreement dated July 2, 1999 (the "1999 Agreement");

            WHEREAS, the Company and the Executive desire to amend and restate the 1999 Agreement to clarify certain provisions contained therein and modify other provisions;

            WHEREAS, the Company desires that Executive continue to serve as President and Chief Executive Officer of the Company and Executive is willing to continue to serve; and

            WHEREAS, the Company and Executive wish to enter into this amended and restated agreement embodying the terms of his employment as President and Chief Executive Officer (the "Agreement").

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

            1. EMPLOYMENT. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment by the Company until the fifth anniversary of the date set forth above. At the expiration of the original term or any extended term, Executive's employment hereunder shall be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless either party, at least 90 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

            2. POSITION, DUTIES AND LOCATION. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall be nominated for election, and if so elected shall serve, as Chairman of the Board of Directors of the Company (the "Board"). In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience as the Board shall from time to time specify. During the Employment Period, Executive shall have
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                                      -2-


the duties, responsibilities and obligations customarily assigned to individuals serving as the president and chief executive officer of comparable companies, and such other duties, responsibilities and obligations consistent with such positions as the Board shall from time to time specify. During the Employment Period, the Executive will at all times report directly to the Board and will be the most senior executive to report to the Board. Executive shall devote his full business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of Section 6 hereof. Executive's place of employment shall be at the Company's principal executive office in Orlando, Florida; PROVIDED, HOWEVER, that Executive may spend one week per month in New York.

            3. COMPENSATION.

            (A) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $250,000 per annum for each fiscal year ending during the Employment Period. The Board (or the appropriate committee of the Board) shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by an amount it determines to be appropriate; PROVIDED, HOWEVER, that Executive's annual base salary shall be increased effective each July 1 during the Employment Period by at least 15%; PROVIDED FURTHER, HOWEVER, that Executive's annual base salary shall be increased by 25% effective July 1 following the first fiscal year in which the Company achieves a positive cash flow from revenue producing operations during such fiscal year. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's base salary (as set forth or as may be increased from time to time) shall not be reduced. Executive's annual base salary payable hereunder, as it may be increased from time to time is referred to herein as "Base Salary." The Company shall pay Executive his Base Salary in accordance with the normal payroll practices of the Company for its executive officers.

            (B) ANNUAL BONUS. For each fiscal year ending during the Employment Period (which shall be the twelve months ending June 30 unless modified by the Board in accordance with the Company's By-Laws), Executive shall be eligible to receive an annual bonus, payable in the form of cash or otherwise, as may be determined from time to time in the sole
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                                      -3-


discretion of the Board based on the Company's and/or Executive's performance. The Board will solicit Executive's recommendations in connection with its consideration of any annual bonus payable hereunder.

            4. BENEFITS, PERQUISITES AND EXPENSES.

            (A) BENEFITS. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation, savings or employee stock purchase plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Section 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein. Notwithstanding the foregoing, during the Employment Period the Company will continue to maintain, at its cost, the disability insurance and life insurance benefits currently in force for Executive's benefit.

            (B) PERQUISITES. During the Employment Period, Executive shall be entitled to at least four weeks' paid vacation annually, shall be entitled to observe all Jewish holidays and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company. Executive's unused vacation days may not be accumulated and carried forward to following years, but at the end of each calendar year Executive shall be paid in cash for all unused vacation days. During the Employment Period, Executive shall receive an automobile allowance of not less than $750.00 per month, and the Company shall pay insurance premiums in respect of the automobile with liability limits not less than $1 million/$3 million. During the Employment Period the Company shall also provide, at its cost, a home or apartment in Orlando, Florida reasonably acceptable to the Executive for his exclusive use, and the Company will reimburse Executive for his cost of non-business related round trip travel between New York and Orlando, Florida up to 12 times per calendar year.

            (C) BUSINESS EXPENSES. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.
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                                      -4-


            (D) INDEMNIFICATION. During the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Articles of Incorporation and By-Laws, as may be amended from time to time.

            5. TERMINATION OF EMPLOYMENT.

            (A) EARLY TERMINATION OF THE EMPLOYMENT PERIOD. Notwithstanding
Section 1, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a termination due to Executive's Disability, (iii) Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or (vi) Termination Not for Good Reason.

            (B) BENEFITS PAYABLE UPON EARLY TERMINATION. Following the end of the Employment Period pursuant to Section 5(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

                                                Severance      Additional
                 EARNED SALARY  VESTED BENEFITS   BENEFITS       BENEFITS
                 -------------  --------------- ------------   ----------
Termination due  Payable        Payable         Not payable    Available
to death

Termination due  Payable        Payable         Not payable    Available
to Disability

Termination for  Payable        Payable         Not payable    Not available
Cause

Termination for  Payable        Payable         Payable        Available
Good Reason

Termination      Payable        Payable         Payable        Available
Without Cause

Termination Not  Payable        Payable         Not Payable    Not Available
for Good Reason
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                                      -5-


            (C) TIMING OF PAYMENTS. Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable (or if securities are to be issued as Severance Benefits as provided below, such securities will be issued as soon as practicable), but in no event later than 10 days after the Executive's termination. Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit.

            (D) DEFINITIONS. For purposes of Sections 5 and 6, capitalized terms have the following meanings:

            "Additional Benefits" means, if Executive's employment terminates due to death or in a Termination due to Disability, the benefits described in subclause (i) below, or if the Executive's employment is terminated in a Termination Without Cause or a Termination for Good Reason, the benefits described in subclauses (i) and (ii):

            (i) All of the Executive's benefits accrued under the pension, retirement, savings and deferred compensation plans of the Company shall become vested in full; PROVIDED, HOWEVER, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), such benefits shall be paid to the Executive in a lump sum within 10 days after termination of employment outside the applicable plan; and

            (ii) Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company's medical, dental and vision care plans (the "Health Benefit Plans"), until the 24 month anniversary of Executive's termination of employment; PROVIDED THAT Executive's participation in the Company's Health Benefit Plans shall cease on any earlier date that Executive becomes eligible for comparable benefits from a subsequent employer. Executive's participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

            "Change in Control of the Company" means and shall be deemed to have occurred if:
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                                      -6-


            (i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 35 percent or more of the total voting power of all the then-outstanding Voting Securities; or

            (ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason (other than the direct action of Executive) to constitute a majority of the members of the Board; or

            (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 60 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

            (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in a Related Party owning or acquiring more than 60 percent of the assets owned by the Company immediately prior to the transaction.

            "Current Market Value" per share of Common Stock at any date means:
(i) if the Common Stock is not registered under the Exchange Act, the value of the Common Stock determined as of a date within 30 days preceding such date by an independent financial expert selected by the Company, or (ii) if the Common Stock is registered under the Exchange Act, the average of the daily closing bid prices of such Common Stock for the 20 consecutive trading days preceding such date, but only if such Common Stock shall have been listed on a national securities exchange or the Nasdaq National Market or traded through an automated quotation system during such entire 20 business day period.
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                                      -7-


            "Disability" means long-term disability within the meaning of the Company's long-term disability plan or program.

            "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) hereof.

            "Related Party" means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (e) any person who, on the date hereof, owns thirty-five percent or more of the total voting power of all the then outstanding Voting Securities.

            "Severance Benefit" means an amount equal to the sum of (i) two times Executive's Base Salary and (ii) either, at the Executive's sole option
(A) $5,000,000 in cash or (B) shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), with a Current Market Value of $5,000,000. In addition, in the event Executive shall elect to receive shares of Common Stock under this provision, the Company shall file within 60 days following such termination and cause to become effective as promptly as possible, but in no event greater than 180 days following such termination, a registration statement providing for the resale of such shares and shall keep such registration statement effective until the earlier of (i) the date on which all such shares have been sold by Executive or (ii) the date on which all such shares are eligible for resale under Rule 144(k) of the Securities Act of 1933, as amended.

            "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or a crime involving moral turpitude, or (ii) Executive's willful and continued failure to perform the material duties of his position, which failure continues for a period of 30 days after Executive's receipt of written notice from the Company specifying the exact details of such alleged failure and which has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries.

            "Termination for Good Reason" means a termination of Executive's employment by Executive following (i) a diminution in Executive's positions, duties and responsibilities from those described in Section 2 hereof, (ii) the removal of Executive from, or the failure to re-elect Executive as a member of, the Board, (iii) a reduction in Executive's annual Base Salary, (iv) the Company's requirement that Executive's principal place of employment be located more than 30 miles from Orlando, Florida, (v) a material breach by the Company of any other provision of this Agreement or (vi) a Change in Control of the Company.
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                                      -8-


            "Termination Not For Good Reason" means any termination of Executive's employment by Executive other than Termination for Good Reason or a termination due to Executive's Disability or death.

            "Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause or a termination due to Executive's Disability.

            "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

            "Voting Securities or Security" means any securities of the Company which carry the right to vote generally in the election of directors.

            (E) FULL DISCHARGE OF OBLIGATIONS. Except as expressly provided in the last sentence of this Section 5(e), the amounts payable to Executive pursuant to this Section 5 and Section 7(d) following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Except as otherwise set forth in Section 6, after the effective date of a termination of employment for any reason, Executive shall have no further obligations or liabilities to the Company. Nothing in this
Section 5(e) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action as described in Section 4(d).

            (F) EXCISE TAX GROSS-UP.

            (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up


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                                      -9-


Payment provided for in this Section 5(f) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

            (ii) All determinations required to be made under this Section 5(f), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within ten (10) days after termination of Executive's employment or such other event which results in a Payment which could necessitate a Gross-Up Payment. For purposes of this Section 5(f), the "Accountants" shall mean BDO Seidman, LLP. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined with regard to limitations on deductions based upon the amount of Executive's adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than 10 days after the receipt by Executive of the Accountants' determination. Any determination by the Accountants shall be binding upon the Company and Executive, including for purposes of withholding on amounts payable under this Agreement. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount that is greater or less than the Company should have paid pursuant to this Section 5(f) (an "Overpayment" or "Underpayment," respectively). In the event that the Gross-Up Payment is determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount initially determined by the Accountants, Executive shall promptly repay the Overpayment to the Company; PROVIDED, HOWEVER, that in the event any portion of the Gross-Up Payment to be repaid to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. In the event that the Company exhausts its remedies pursuant to Section 5(f)(iii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit.

            (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim
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                                      -10-


and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (A) give the Company any information reasonably requested by the Company relating to such claim;

            (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (C) cooperate with the Company in good faith in order to effectively contest such claim; and

            (D) permit the Company to participate in any proceedings relating to such claims;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            6. NONCOMPETITION AND CONFIDENTIALITY. In consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees to the following provisions of this Section 6.
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                                      -11-


            (A) NONCOMPETITION. During the Employment Period and during the six month period following any termination of Executive's employment, other than a Termination Without Cause or a Termination for Good Reason, Executive shall not directly or indirectly own, manage, operate, control, be employed by, participate in or, provide services or financial assistance to any business which directly competes with Company or any of its subsidiaries or engages in the type of business(es) principally conducted by the Company or any of its subsidiaries, EXCEPT THAT Executive may own for investment purposes up to 5% of the capital stock of any such company whose stock is publicly traded.

            (B) CONFIDENTIALITY. Executive agrees that, during the Employment Period and thereafter, he shall hold and keep confidential any trade secrets, customer lists and pricing or other confidential information, or any inventions, discoveries, improvements, products, whether patentable practices, methods or not, directly or indirectly useful in or relating to the business of the Company or its subsidiaries as conducted by it from time to time, as to which Executive shall at any time during the Employment Period become informed, and he shall not directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company or its subsidiaries. The foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to Executive, (b) become publicly known or available thereafter other than by any means in violation of this Agreement, or (c) is required to be disclosed by Executive as a matter of law or pursuant to any court or regulatory order.

            (C) COMPANY PROPERTY. Except as expressly provided herein, promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company and its subsidiaries.

            (D) INJUNCTIVE RELIEF AND OTHER REMEDIES WITH RESPECT TO COVENANTS. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6. This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

            7. MISCELLANEOUS.

            (A) SURVIVAL. Sections 4 (relating to indemnification), 5 (relating to early termination), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7(b) (relating
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                                      -12-


to arbitration), 7(c) (relating to binding effect), 7(d) (relating to full-settlement and legal expenses) and 7(n) (relating to governing law) shall survive the termination hereof.

            (B) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

            (C) BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

            (D) FULL-SETTLEMENT; LEGAL EXPENSES. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment hereunder) if Executive substantially prevails in the dispute or contest or of the dispute or contest is settled, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion.

            (E) ASSIGNMENT. Except as provided under Section 7(c), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

            (F) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement (other than awards made in accordance with the terms of one of the Company's applicable compensatory plans, programs or arrangements) relating to the terms of Executive's employment by the Company, oral or otherwise, including, without limitation, the Employment Agreement dated as of July 2, 1999 between Executive and the Company, shall be binding between the parties. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

            (G) SEVERABILITY; REFORMATION. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 6 is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

            (H) WAIVER. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

            (I) NOTICES. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

            If to the Company:

                  Victory Entertainment Corp.
                  1000 Universal Studios Plaza

                  Building 22A
                  Orlando, Florida  32819

                       Attention: Chief Financial Officer

            If to Executive:

                  Michael Gerber
                  85 Emmet Avenue
                  East Rockaway, New York  11518

            (J) AMENDMENTS. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

            (K) HEADINGS. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

            (L) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

            (M) WITHHOLDING. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

            (N) CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

            IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.


                                          VICTORY ENTERTAINMENT CORP.


                                          By:
                                             ------------------------------



                                          ---------------------------------
                                          Michael Gerber